Exhibit 99.1

Acushnet Holdings Corp. Announces
First Quarter 2022 Financial Results

First Quarter 2022 Financial Results
•First quarter net sales of $606.1 million, up 4.3% year over year, up 7.6% in constant currency
•First quarter net income attributable to Acushnet Holdings Corp. of $81.0 million, down 4.7% year over year
•First quarter Adjusted EBITDA of $120.0 million, down 11.3% year over year
•Share repurchase program authorization increased by $150.0 million in April

FAIRHAVEN, MA – May 5, 2022 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), the global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three months ended March 31, 2022.
“I am pleased to report that Acushnet delivered a solid first quarter with constant currency sales up 8%, as our team continues to effectively manage supply chain challenges affecting each of our businesses. This growth was led by FootJoy, up double digits across all product categories, and Titleist clubs, driven by the successful launch of new Vokey SM9 wedges and continuing success of T-Series irons,” said David Maher, Acushnet’s President and Chief Executive Officer.
Mr. Maher continued, “We are excited for our innovative product lineup in 2022, which began with successful launches in the first quarter led by new Titleist AVX and Velocity golf balls, Vokey Design SM9 wedges, FootJoy Tour Alpha and FJ Fuel golf shoes, and new performance apparel collections from FJ and KJUS.
I would like to thank my fellow associates for their dedication and commitment, and our valued trade partners who continue to take great care of golfers while meeting strong interest in the game. We believe the golf industry is structurally healthy and are pleased with the initial response to our 2022 product offerings. Looking forward, we are enthused by the game’s momentum as the golf season opens up in northern markets and anticipate that our supply side environment will improve over the course of the year.”

Summary of First Quarter 2022 Financial Results

	Three months ended March 31,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2022	2021	$ change	% change	$ change	% change
Net sales	$606.1	$580.9	$25.2	4.3%	$44.3	7.6%
Net income attributable to Acushnet Holdings Corp.	$81.0	$85.0	$(4.0)	(4.7)%
Adjusted EBITDA	$120.0	$135.3	$(15.3)	(11.3)%

Consolidated net sales for the quarter increased 4.3%. On a constant currency basis, consolidated net sales were up 7.6% driven by increased sales in FootJoy golf wear due to sales volume increases and higher average selling prices across all product categories and Titleist golf clubs due to higher sales of newly introduced Vokey SM9 wedges and T-Series irons. These increases were partially offset by sales decreases in Titleist golf gear due to supply chain and fulfillment constraints and Titleist golf balls primarily as a result of limited availability of certain raw materials.

On a geographic basis, net sales in the United States decreased 4.4% primarily as a result of a decrease of $10.6 million in Titleist golf balls, primarily due to limited availability of certain raw materials and a decrease of $4.6 million in Titleist golf gear, largely due to supply chain and fulfillment constraints.
On a constant currency basis, net sales in regions outside the United States increased 21.2%. In EMEA, net sales increased across all reportable segments and was primarily due to the adverse impact of government-ordered shutdowns in this region during the first quarter of 2021. In Korea, net sales increased in all reportable segments except Titleist golf gear which was impacted by supply chain constraints. In Japan, net sales decreased in all reportable segments except FootJoy golf wear due to supply chain and fulfillment constraints. In Rest of World, net sales increased across all reportable segments.
Segment specifics:
•5.6% decrease in net sales (3.5% decrease on a constant currency basis) of Titleist golf balls due to lower sales volumes across all models as a result of limited availability of certain raw materials.
•3.2% increase in net sales (6.1% increase on a constant currency basis) of Titleist golf clubs primarily driven by higher sales volumes of our newly introduced SM9 wedges launched in the first quarter of 2022 and T-Series irons launched in the fourth quarter of 2021. This increase was partially offset by lower sales volumes of drivers, hybrids and fairways which were all in their second model year and were also impacted by component shortages and delays.
•16.9% decrease in net sales (14.1% decrease on a constant currency basis) of Titleist golf gear primarily due to sales volume decreases in golf bags and headwear product categories due to supply chain and fulfillment constraints, partially offset by higher average selling prices across all product categories.
•24.0% increase in net sales (28.2% increase on a constant currency basis) in FootJoy golf wear primarily driven by increased sales volumes and higher average selling prices across all product categories primarily driven by EMEA.

Net income attributable to Acushnet Holdings Corp. decreased $4.0 million to $81.0 million, down 4.7% year over year, primarily as a result of a decrease in income from operations, partially offset by a decrease in income tax expense.
Adjusted EBITDA was $120.0 million, down 11.3% year over year. Adjusted EBITDA margin was 19.8% for the first quarter versus 23.3% for the prior year period.
Cash Dividend and Share Repurchase
Acushnet's Board of Directors today declared a quarterly cash dividend of $0.18 per share of common stock. The dividend will be payable on June 17, 2022 to shareholders of record as of June 3, 2022. The number of shares outstanding as of April 29, 2022 was 72,224,555.
During the quarter, the Company repurchased 1,163,799 shares of common stock at an average price of $50.79 for an aggregate of $59.1 million. Included in this amount were 699,819 shares of common stock repurchased from Magnus Holdings Co., Ltd., a wholly-owned subsidiary of Fila Holdings Corp., for an aggregate of $37.5 million, in satisfaction of the Company's previously disclosed share repurchase obligation. On April 28, 2022, Acushnet's Board of Directors authorized the Company to repurchase up to an additional $150.0 million of its issued and outstanding common stock, bringing the total authorization up to $350.0 million.
2022 Outlook
The Company affirms its full year outlook and expects full-year consolidated net sales to be approximately $2,175 to $2,225 million and Adjusted EBITDA to be approximately $325 to $345 million. On a constant currency basis, consolidated net sales are expected to be in the range of up 3.8% to 6.1%. The Company's outlook assumes no significant worsening of the COVID-19 pandemic, additional supply chain disruptions or changes in the impact of foreign currency. The Company plans to share additional details of the 2022 Outlook during its investor conference call.
Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on May 5, 2022 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.
About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2022 outlook, our operations, our financial performance and the impact of the COVID-19 pandemic on our business. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: the duration and impact of the COVID-19 pandemic, which may precipitate or exacerbate one or more of the following risks and uncertainties; a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; changes to the Rules of Golf with respect to equipment; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products, including golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, as well as federal, state and local policies and executive orders regarding the COVID-19 pandemic; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; our ability to comply with data privacy and security laws; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; lack of assurance of positive returns on capital investments; risks associated with acquisitions and investments; our estimates or judgments relating to our critical accounting estimates; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases, including the COVID-19 pandemic; a high degree of leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities, and that our controlling shareholder’s interests may conflict with yours; our status as a controlled company; the market price of shares of our common stock; share repurchase program execution and effects thereof; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission ("SEC") on March 1, 2022 as it may be updated by our periodic reports subsequently filed with the SEC. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended March 31,
(in thousands, except share and per share amounts)	2022	2021
Net sales	$606,087	$580,885
Cost of goods sold	289,088	270,146
Gross profit	316,999	310,739
Operating expenses:
Selling, general and administrative	195,691	176,369
Research and development	13,976	12,329
Intangible amortization	1,963	1,972
Income from operations	105,369	120,069
Interest expense, net	1,277	3,616
Other expense, net	1,326	1,992
Income before income taxes	102,766	114,461
Income tax expense	20,919	27,834
Net income	81,847	86,627
Less: Net income attributable to noncontrolling interests	(802)	(1,669)
Net income attributable to Acushnet Holdings Corp.	$81,045	$84,958

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$1.10	$1.14
Diluted	1.10	1.13
Weighted average number of common shares:
Basic	73,513,109	74,778,189
Diluted	73,922,728	75,255,312

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
(in thousands, except share and per share amounts)	2022	2021
Assets
Current assets
Cash, cash equivalents and restricted cash ($14,549 and $15,612 attributable to the FootJoy golf shoe joint venture ("JV"))	$114,402	$281,677
Accounts receivable, net	377,252	174,435
Inventories ($18,691 and $19,385 attributable to the FootJoy JV)	448,780	413,314
Prepaid and other assets	114,508	99,750
Total current assets	1,054,942	969,176
Property, plant and equipment, net ($10,339 and $10,466 attributable to the FootJoy JV)	230,006	231,761
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	208,797	210,431
Intangible assets, net	463,267	465,341
Deferred income taxes	55,240	60,814
Other assets ($2,144 and $2,166 attributable to the FootJoy JV)	73,551	68,313
Total assets	$2,085,803	$2,005,836
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Current liabilities
Short-term debt	$97,318	$116
Current portion of long-term debt	17,500	17,500
Accounts payable ($13,670 and $13,275 attributable to the FootJoy JV)	187,642	163,607
Accrued taxes	72,819	57,307
Accrued compensation and benefits ($861 and $1,511 attributable to the FootJoy JV)	56,553	113,453
Accrued expenses and other liabilities ($3,726 and $4,677 attributable to the FootJoy JV)	104,072	131,041
Total current liabilities	535,904	483,024
Long-term debt	293,280	297,354
Deferred income taxes	4,986	4,950
Accrued pension and other postretirement benefits	93,821	93,705
Other noncurrent liabilities ($2,222 and $2,218 attributable to the FootJoy JV)	45,887	43,237
Total liabilities	973,878	922,270
Redeemable noncontrolling interest	3,229	3,299
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 76,289,077 and 75,855,036 shares issued	76	76
Additional paid-in capital	943,239	948,423
Accumulated other comprehensive loss, net of tax	(104,527)	(99,582)
Retained earnings	392,538	324,966
Treasury stock, at cost; 3,940,522 and 3,314,562 shares (including 537,839 of accrued share repurchases as of December 31, 2021)	(160,933)	(131,039)
Total equity attributable to Acushnet Holdings Corp.	1,070,393	1,042,844
Noncontrolling interests	38,303	37,423
Total shareholders' equity	1,108,696	1,080,267
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$2,085,803	$2,005,836

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended March 31,
(in thousands)	2022	2021
Cash flows from operating activities
Net income	$81,847	$86,627
Adjustments to reconcile net income to cash flows used in operating activities
Depreciation and amortization	10,367	10,363
Unrealized foreign exchange loss (gain)	1,433	(3,593)
Amortization of debt issuance costs	203	917
Share-based compensation	5,353	5,533
(Gain) loss on disposals of property, plant and equipment	(1)	155
Deferred income taxes	4,341	10,265
Changes in operating assets and liabilities	(267,591)	(140,263)
Cash flows used in operating activities	(164,048)	(29,996)
Cash flows from investing activities
Additions to property, plant and equipment	(11,686)	(6,410)
Cash flows used in investing activities	(11,686)	(6,410)
Cash flows from financing activities
Proceeds from short-term borrowings, net	97,700	22,178
Repayments of term loan facility	(4,375)	(4,375)
Purchases of common stock	(59,108)	(2,377)
Dividends paid on common stock	(13,984)	(12,658)
Dividends paid to noncontrolling interests	(101)	(48)
Payment of employee restricted stock tax withholdings	(10,661)	(3,946)
Cash flows provided by (used in) financing activities	9,471	(1,226)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(1,012)	(773)
Net decrease in cash, cash equivalents and restricted cash	(167,275)	(38,405)
Cash, cash equivalents and restricted cash, beginning of year	281,677	151,452
Cash, cash equivalents and restricted cash, end of period	$114,402	$113,047

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
First Quarter Net Sales by Segment

	Three months ended				Constant Currency
	March 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2022	2021	$ change	% change	$ change	% change
Titleist golf balls	$163.8	$173.6	$(9.8)	(5.6)%	$(6.1)	(3.5)%
Titleist golf clubs	160.8	155.8	5.0	3.2%	9.5	6.1%
Titleist golf gear	44.1	53.1	(9.0)	(16.9)%	(7.5)	(14.1)%
FootJoy golf wear	197.6	159.4	38.2	24.0%	45.0	28.2%
First Quarter Net Sales by Region

	Three months ended				Constant Currency
	March 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2022	2021	$ change	% change	$ change	% change
United States	$295.1	$308.6	$(13.5)	(4.4)%	$(13.5)	(4.4)%
EMEA	112.4	80.6	31.8	39.5%	38.3	47.5%
Japan	45.8	56.4	(10.6)	(18.8)%	(6.4)	(11.3)%
Korea	85.7	79.1	6.6	8.3%	13.6	17.2%
Rest of world	67.1	56.2	10.9	19.4%	12.3	21.9%
Total net sales	$606.1	$580.9	$25.2	4.3%	$44.3	7.6%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization; and other items defined in the agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or non-recurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income relating to noncontrolling interests. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended
	March 31,
	2022	2021
Net income attributable to Acushnet Holdings Corp.	$81,045	$84,958
Interest expense, net	1,277	3,616
Income tax expense	20,919	27,834
Depreciation and amortization	10,367	10,363
Share-based compensation	5,353	5,533
Other extraordinary, unusual or non-recurring items, net (1)	235	1,311
Net income attributable to noncontrolling interests	802	1,669
Adjusted EBITDA	$119,998	$135,284
Adjusted EBITDA margin	19.8%	23.3%
_______________________________________________________________________________________
(1)The three months ended March 31, 2022 and 2021 include other immaterial, unusual or non-recurring items, net. The three months ended March 31, 2021 also includes pension settlement costs of $1.4 million related to lump-sum distributions to participants in our defined benefit plans as a result of the voluntary retirement program as part of management’s approved restructuring program.

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2022, to the closest corresponding GAAP measure, net income, is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share-based compensation and other extraordinary, unusual or non-recurring items, net.